COMPANY LAW, CAP. 113

COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES

OF ASSOCIATION

(Translation)

CG HOLDINGS LIMITED

CERTIFICATE

It is hereby certified that the document attached hereto is a true and correct translation in English of the Greek Memorandum and Articles of Association of the above company.

Dated the 17th day of March 2009

TOTALSERVE

e-mail:services@totalservecy.com
www.totalservecy.com

Trust & Management International

THE COMPANIES LAW CAP. 113

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION
OF

CG HOLDINGS LIMITED

1. The name of the Company (hereinafter called "The Company") is:-

CG HOLDINGS LIMITED

2. The Registered Office of the Company will be situated in Cyprus.

3. The objects for which the Company is established are:

(1) To carry on the businesses or undertakings of a holding and investment company and for purposes of investment and/or for the objects of the company and the carrying on of the Company's businesses, undertakings and activities:-

(a)(i) To acquire for investment purposes and maintain either in the name of the Company or in the name of any other person, shares, stock, debentures, debenture stock, bonds, promissory notes, commercial or negotiable or in any way transferable instruments, liabilities and securities issued or guaranteed by any company wherever incorporated or carrying on business as well as debentures, debenture stock, bonds, promissory notes, liabilities and securities issued or guaranteed by any Government, Sovereign State, public corporation, public body or authority, independent, dependent, municipal, local or other, wherever situated.

(ii) To acquire any such shares, stock, debentures, debenture stock, bonds, promissory notes, liabilities and securities by participating in the incorporation, by contract, tender, purchase, exchange, underwriting, by participating in syndicates or otherwise and whether these are fully paid up or not and under any conditions or restrictions considered to be proper.

(iii) To exercise and give effect to all the rights and powers which arise or emanate from the ownership by the Company of any shares, stock, debentures, debenture stock, bonds, promissory notes, commercial or negotiable or in any way transferable instruments, obligations and securities, including, without prejudice to the generality of the matters aforesaid, the right to exercise all the powers of veto or control which the Company may have in consequence of its ownership of any special proportion of the issued or nominal value of the above and to excercise or render all the necessary services relating to the management, control and supervision of any company in which the Company is interested under such terms as it may approve.

(iv) To acquire for investment purposes by purchase, lease, exchange, grant, gift, assignment, possession, licence or otherwise any movable property of any kind or category and any interest, share or right in such property or in relation to such property which may be considered proper for investment.

(v) To sell, mortgage, pledge or otherwise alienate or charge (but not deal in) any shares, stock, debentures, debenture stock, bonds, promissory notes, liabilities or securities or other movable property of the Company of any kind or form including any rights or interests over any such property.

(b)(i) To acquire by purchase, lease, exchange, grant, gift, assignment, possession, licence or otherwise any land, buildings, rights, privileges, easements over property not belonging to the Company and generally on any immovable property of whatever nature or category and any share, interest or right in such property or in connection with it as may be considered proper for investment.

(ii) To occupy, erect build, construct, elaborate divide, plant and exploit for investment purposes but not for commercial purposes land, plantations, farms, houses, buildings or other works of all kinds on any land of the Company or on any other land or property and to demolish, reconstruct, extend, alter and improve any existing houses, buildings or works and generally to improve the property of the Company.

(iii) To sell, let, mortgage dispose or otherwise alienate (but not to deal in) land, buildings and other immovable property of the Company or any such other property over which the Company may acquire any right or interest.

(iv) To establish, operate, maintain, build, construct, purchase, take on lease or otherwise acquire offices, shops, sheds, warehouses, retail stations, branches, trade centres, delivery networks, agencies and any other necessary premises or to acquire or use such premises permanently, temporarily or otherwise.

(2) To carry on all or any of the businesses or undertakings of manufacturers, industrialists, contractors, merchants (wholesale and retail), purchasers, sellers, retailers, suppliers, exporters, importers, distributors, agents, shippers, carriers, customs clearing officials, forwarders, agents of customs clearing officials and forwarders, warehousemen, makers, preparers, packers and to place orders, exchange, grant credit and generally deal in or in relation to any interests, shares, rights, goods, products, commodities, constructions, apparatus, machinery and items of any kind or category.

(3) To establish, create, carry on, promote develop, and contribute to the creation, carrying on, promotion and development of any industry, manufacture, trade, business for the rendering of services or any business or undertaking and to participate in their management, administration, supervision and control.

(4) To carry on the business of a Service Company to any person natural or legal and to render to such persons all the services assistance and facilities that will become necessary to provide or that will from time to time be deemed necessary and/or will be agreed upon between the Company and such persons.

(5) To procure services and/or assistance of any kind, type, branch and nature, to finance and/or secure and procure logistics for operation and for immediate needs and to carry on the businesses or undertakings of consultants on matters of rendering services.

(6) To engage and employ for the benefit of the Company or of third persons, to provide or secure the provision of skilled and unskilled labour for all forms of services, as well as to provide all kinds of services, including consultancy services, and to supply, train, engage and employ personnel of all kinds, as well as to provide all kinds of materials and services.

(7) To render services or assistance as agent, mediator, co-ordinator, broker and as a centre for the collection and/or gathering of information.

(8) To provide assistance, technical and scientific services or facilities to any governmental state, municipal, local, private or other authority or organiŝation or company or legal or natural person and to carry on undertake execute, supervise any project for the public benefit or any other project, business, undertaking or study and research, for remuneration or otherwise.

(9) To carry out financial, stock-exchange and other studies with remuneration or otherwise, for any organisation, bank, company, firm or person and to undertake and carry out, with remuneration or otherwise, on behalf of any organisation (state organisation, organisation the substantial shareholding of which is held by the government, public organisation, private organisation or other), bank, company, firm or person, studies, statistics and research and to give advice in relation to financial and stock-exchange matters as well as personnel matters, to the businesses or undertakings of any description, to the administration, grant, purchase and sale, to gather, prepare, distribute information relating to any business or undertaking and to promote, improve and to indicate methods of procedure or measures which may be deemed desirable or advantageous for the attainment of all or any of the objects of the Company.

(10) To provide, supply or to procure the provision or supply of any necessary, required or requested service or assistance of any kind or nature by and to any person, company, firm or other legal person or organization.

(11) To give advice relating to the means and methods for the expansion, development, promotion and improvement of businesses and undertakings of all kinds or descriptions carried on by any person and for the systems or methods relating to the manufacture, storage, distribution, marketing, disposition, sale, promotion and advertisement of any interests, shares, or rights or movables, goods, products, commodities or objects or by the rendering of services of any kind or description to any person.

(12) To undertake agencies, orders and any kind of business for remuneration or on a commission basis and generally to carry on the businesses or undertakings of service consultants.

(13) To carry on the businesses or undertakings of financial representatives and consultants, trade agents business, agents, advertising agents and generally transfer agents.

(14)(a) To exploit the experience and know-how to be obtained from the Company's businesses or undertakings and to carry on the businesses or undertakings of consultants in businesses of the same or similar nature, to render to others technical services, to undertake technical or other studies and to render assistance of a technical nature in relation to such businesses and generally to act as consultant or adviser.

(b) The above services as managers, administrators, technical consultants or consultants shall be general or special or specialised and shall include (but shall not be restricted to) management or administration, valuations, technical services, technical studies, preliminary studies and cost studies, programming, budgetary control, financial studies,

estimates, feasibility studies, quantity surveys, measurements, provision of technical, managerial financial or other advice, advice on arbitral and other disputes, opinions of all kinds as well as other services or facilities.

(15) To carry on the businesses or undertakings of agents or managers of any businesses or undertakings and to engage specialists or experts for the research and investigation of situations, the administration, the prospects, valuations and conditions of any business or undertaking and generally relating to any property or rights of any kind.

(16) To carry on the businesses of consultants on matters relating to the setting up, incorporation, organization, functioning, administration, unification, merge, receipt, acquisition, undertaking, and programming of legal persons of any kind, as well as on matters relating to the capability of legal persons to undertake, carry out, execute, promote and pursue all kinds of targets, objects, activities, projects and undertakings.

(17) To carry on the undertakings or businesses of business consultants, consultants relating to marketing, transfer agents, valuers and to act as mediator for the taking or the setting up of taking salesmen, purchasers, partners and servants.

(18) To undertake and exercise the office or offices, powers, discretions, duties and obligations of trustee, custodian trustee, executor, administrator, manager, liquidator, agent, nominee, of any person or persons or, for the benefit of any person or persons, companies, corporations, institutions, groups, societies, clubs or other.

(19) To carry on the businesses or undertakings of secretary, manager, director, managing director, governing director, administrator or representative of any company, firm, public or private organization, agency or other authority or public body or private person, of agent and consultant on matters pertaining to all kinds of management, administration, organization, and guidance of companies, firms, bodies of persons or undertakings, to carry on the business of secretaries, archivists, managers and consultants of any company, firm, organization or body of persons, to offer and render organizational assistance or advice and generally to carry on the businesses of consultants and advisers.

(20) To carry on the businesses or undertakings of insurers, brokers and insurance agents in all their branches and of advisers on questions of insurance, inspectors, valuers, assessors, appraisers and average adjusters.

(21) To organize in Cyprus or anywhere abroad and from Cyprus or from any other country or place, to carry out, organize, manage,

administrate, control, follow up and generally to supervise, the activities, undertakings, businesses and acts of the Company.

(22) To enter into any transaction with any governmental, municipal, communal, or other authority or body or with any person that may be deemed necessary or conducive to the objects of the Company and to obtain, purchase, hire, take on lease, exchange from any such authority or person and to register and use any patents, brevets d' invention, trade marks, diplomas, contracts, licences, easements, rights or privileges. Furthermore, to sell, donate, let or otherwise alienate the above rights or privileges.

(23) To insure anything or any property or interest or any liability, obligation or event with any other company, firm or person against losses, damages, liabilities, obligations, events and risks of any kind.

(24) To give guarantees and to sign indemnities to or for the benefit of any person natural or legal and for the purpose of securing any sum guaranteed, to give the same charges and/or securities as the Company is empowered to give in respect of loans contracted by the Company.

(25) To, borrow, or obtain credit facilities, either acting alone or jointly or in conjunction with others, either with or without any security in such manner as the Company shall think fit and to mortgage, pledge or charge the whole or any part of the undertaking of the Company and the movable and/or immovable property and assets of the Company present or future wherever situated or any part thereof, as well as the whole or any part of the uncalled capital of the Company, so as to secure any loan or loans or part of any such loan or loans or credit facilities and to issue bonds, bills of exchange, promissory notes, debentures with or without a floating charge and debentures payable at any time and in any manner as the Company may think fit, and the whole or part of the product of any such loan or loans or credit facilities, may be wholly or partly available for the benefit or use of the Company itself or of any other company or companies, or person, or persons, or of the Company in conjunction or jointly with another company or companies and/or person or persons, or partly in one way and partly in another.

(26) To sign, issue, indorse, assign, discount and generally deal in bonds or promissory notes, bills of exchange, bills of lading, negotiable or transferable instruments or documents as well as in all kinds of commercial bonds, warrants, coupons, instruments or documents and to generally perform all acts relating either directly or indirectly, to such business and to the attainment and promotion of the objects of the Company.

(27) To acquire and undertake the whole or any part of the business or property movable or immovable as well as the liabilities of any natural or legal person carrying on or intending to carry on any

business which the Company is authorised to carry on or which may be carried on in connection with the business that the Company is entitled to carry on or, which is capable of being conducted in a way that is directly or indirectly beneficial to the Company or which possesses property suitable for the purposes of the Company.

(28) To amalgamate, enter into partnership or into any arrangement for sharing of profits, merge or otherwise enter into any joint venture or co-operation with any natural or legal person which carries on or is engaged in or is interested in carrying on or in engaging in any business, work or transaction which the Company is authorised to carry on or, which can in the opinion of the Directors be carried on in conjunction with the businesses of the Company or, in a way that directly or indirectly benefits the Company.

(29) To establish or promote or with consent or otherwise contribute to the establishment or promotion of any legal person for the purpose of this person acquiring all or part of the property, rights and liabilities of the Company or for any other purpose which may in the circumstances be deemed directly or indirectly beneficial or of service to the Company and to place, guarantee, secure the disposition of, purchase or in any other way to acquire all or any part of the shares or securities of any such person.

(30) To distribute among its members in kind any property of the Company or any proceeds of sale or generally to dispose of any such property provided that if any such distribution amounts to a reduction of Capital it shall be made only in the manner provided by the Law from time to time.

(31) To establish and maintain or to contribute to the establishment and maintenance of any contributory or non-contributory Pension or Provident Fund or Fund for other benefits for the benefit of any persons who are or were at any time in the service of the Company or of any company which is a subsidiary of the Company or is allied to or otherwise associated with the Company or who are or were at any time Directors or Officers of the Company or of any such other subsidiary company as aforesaid, or the spouses, widows, families or in any other way dependants of any such persons or any of them and to give or in any other way contribute to the giving of donations, gratuities, pensions, grants or allowances or other assistance to any such persons.

(32) To establish, subsidise and participate in any institution, association, club or fund, calculated to be for the benefit of or to advance the interests of the Company or of any such other company as in the preceding sub-clause referred to and to make payments towards the insurance of any such persons as in the preceding sub-clause referred to and to do any of the matters herein or in the preceding sub-clause referred to either alone or in conjunction with any such other legal person as aforesaid.

(33) To make donations for charitable, therapeutic, cultural, scientific, educational, artistic, athletic, entertaining or other objects which will be considered by the Company to be of public benefit as well as to establish, manage, operate, participate in, finance, give financial or other support to any charitable, medico-pharmaceutical, philanthropic, cultural, scientific, athletic, educational, artistic, or other institutions, funds, centres, clubs or associations, which the Company may from time to time consider expedient or desirable, and to undertake, carry on, participate in association with others, finance or support by itself or under its auspices, any research, charitable, cultural, scientific, educational, artistic, athletic, entertaining or other activities including the granting, financing or supporting of scholarships or studies, as the Company may consider expedient or desirable.

(34) To pay in money or otherwise so as to acquire any rights or property and to remunerate any person either by cash payment or by the allotment of shares, debentures or other securities of the Company, credited as paid up in full or in part or otherwise.

(35) To procure the Company to be registered or recognised in any state or place abroad and to comply with any conditions or terms necessary to enable the Company to carry on any undertakings, businesses or activities in any state or place abroad as well as to establish offices, branches, warehouses, sale shops or other premises in the above states or places for the purpose of achieving the objects of the Company.

(36) To carry on and/or exercise all or any of the above matters, undertakings, acts, businesses, or powers anywhere, either acting alone or in conjunction or jointly with or in combination or in association or in co-operation with any other company, firm or person and either in the name and on account of the Company or in the name of the Company acting in conjunction or jointly or severally with the name of another, and either as agent, trustee, broker, contractor or otherwise and either directly or through agents, trustees, sub-contractors, nominees or otherwise.

(37) To do all such things generally as maybe deemed useful, conducive, expedient or profitable for the attainment, directly or indirectly, of the above objects or any of them.

And it is hereby declared that the word "COMPANY" in this clause, when not applied to this Company, as well as the words "legal person" shall be deemed to include any company or body of persons of limited liability or not or any other legal person and whether domiciled in Cyprus or abroad, and whether constituted under the Laws of Cyprus or of any other country or state or of any colony or dependency and whether existing or hereafter to be formed. And the word "person" (unless the context otherwise requires) shall be deemed to include a legal person.

And it is hereby also declared that in the interpretation of this clause the objects and powers conferred on the Company by any of the sub-clauses of this clause, shall not be restricted but shall be given the widest possible interpretation and, shall not except when the context expressly so requires, be limited by reference to or inference from the objects or powers contained in other sub-clauses or from the terms of any other sub-clauses, or by the name of the Company None of the above sub-clauses and no object or objects or powers thereby conferred upon the Company shall be deemed subsidiary or auxiliary merely to the objects or powers conferred upon the Company by other sub-clauses, but the Company shall have full right and power to realise or aim in realising all or any of the objects and powers conferred by and/or contained in any sub-clause of this clause which shall be firstly construed independently as if each and every one of them contained the main objects of the Company and then, where necessary or expedient to give a wider interpretation to its terms, in combination with any other or others.

4. The liability of the members is limited.

5. The share capital of the Company is Two Thousand Euro (€2,000) divided into One Thousand (1.000) shares of Two Euro (€2.00) each with power of the Company to increase or reduce the said capital.

Subject and without prejudice to any special rights or privileges attached to any class of shares forming part of the Company's capital, the rights which will be attached to any issued shares may be modified as provided in the Company's Articles of Association as if the Company's capital were already divided into different classes of shares and the rights attached to any class of shares were about to be modified and any of the un issued shares in the original capital and any new shares to be created from time to time may be issued with any preferred rights as regards dividend or the return of capital or both or with any privilege or advantage over any other shares previously issued or to be issued at or about the same time or with restricted or deferred rights as compared to any other shares previously issued or to be issued at or about the same time or with any special or restricted rights or without any voting right and generally on such terms and with such reservations, rights, privileges or restrictions as may from time to time be decided, subject always to the relative provisions, if any, of the Articles of Association for the time being in force and the provisions of the Companies Law for the time being in force.

We, the undersigned persons whose names and addresses are subscribed hereunder, are desirous of forming a Company in pursuance of this Memorandum of Association and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, addresses and description of Subscribers	Number of shares taken by each Subscriber
ZEN HOLDING GROUP LIMITED 197 Main Street Road Town Tortola British Virgin Islands **Reg. No. 1523062**	1,000 (One thousand) **1.000 (One Thousand)**
TOTAL	**1.000 (One Thousand)**

Dated the ......9...... day of ......March...... 2009.

Witness of the above signature: Vathoula Demetriadou

Profession: Secretary

Address: Bettoven 4,
3100 Limassol,
Cyprus